DISTRIBUTION AND SERVICE PLAN
                              (Class A Shares Only)

          WHEREAS, TANAKA Funds, Inc. (the "Company") is registered as an open-end management investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Funds") as may be established and designated from time to time;

         WHEREAS, the Board of Directors of the Company has determined to adopt a Distribution and Service Plan (the "Plan") in accordance with the requirements of the Act and has determined that there is a reasonable likelihood that the Plan will benefit the Company and its shareholders;

         WHEREAS, the Company desires to enter into agreements with dealers and other financial service organizations to obtain various distribution-related and/or shareholder services for the Funds, all as permitted and contemplated by Rule 12b-1 adopted under the Act, it being understood that to the extent any activity is one which the Funds may finance without a Rule 12b-1 plan, the Funds may also make payments to finance such activity outside such a plan and not subject to its limitation;

         NOW THEREFORE, the Company hereby adopts the Plan to apply only to Class A shares on the following terms and conditions:

     1. The Plan will pertain to the Class A shares of TANAKA Growth Fund and the Class A shares of such other Funds as shall be designated from time to time by the Board of Directors in any supplement to the Plan.

     2. The Funds may charge a fee for distribution and shareholder services on an annualized basis of 0.25% of each Fund's average daily net assets attributable to the Class A shares; provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by this Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors of the Company shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc. A Fund may pay such distribution expenses directly, or the investment adviser of the Fund or the distributor of the Fund may pay such distribution expenses and obtain reimbursement from the Fund. Costs and expenses for the services rendered pursuant to paragraphs 2 and 3 not reimbursed in any one given month may be reimbursed in a subsequent month. If this Plan is terminated with respect to a Fund the Fund will owe no payments other than any portion of the fee accrued through the effective date of termination but then unpaid.

     3. The amount set forth in paragraph 2 of this Plan shall be paid for services in connection with any activities or expenses primarily intended to result in the sale of Class A shares of a Fund, including, but not limited to the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that are engaged in the sale of Class A shares, or that may be advising shareholders of the Company regarding the purchase, sale or retention of Class A shares (b) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisors and others that hold Class A shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders; (c) expenses of maintaining personnel (including personnel of organizations with which the Company has entered into agreements related to this Plan) who engage in or support distribution of Class A shares or who render shareholder support services not otherwise provided by the Company's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Company, processing shareholder transactions, and providing such other shareholder services as the Company, may reasonably request; (d) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (e) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (f) costs of preparing, printing and distributing sales literature;
(g) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (h) costs of implementing and operating this Plan. The Company is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class A shares, either directly or through other persons. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and the payments may exceed distribution and service expenses actually incurred. Any payments received by service providers to the Fund, including without limitation the investment adviser of the Fund and the distributor of the Fund, are in addition to fees paid by the Fund for the applicable advisory or distribution services.

          4. The Plan shall not take effect with respect to the Class A shares of a Fund until it has been approved by a vote of at least a majority of the outstanding Class A voting securities of a Fund (as defined in the Act) if the Class A shares of the Fund have already been publicly offered. With respect to the submission of the Plan for such a vote, it shall have been effectively approved with respect to the Class A shares of a Fund if a majority of the outstanding Class A voting securities of the Fund votes for approval of the Plan, notwithstanding that the matter has not been approved by a majority of the outstanding voting securities of the Company or of any other Fund or class. In the event no shareholder approval is required because the Class A shares of a Fund have not been publicly offered, the Plan shall take effect on the day before the first public offering of the Class A shares of the Fund.

          5. The Plan shall not take effect until it has been approved, together with any related agreements and supplements, by the vote of a majority of both
(a) the Board of Directors of the Company, and (b) those Directors of the Company who are not "interested persons" (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

     6. The Plan shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 5.

          7. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreements shall provide to the Company's Board of Directors, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     8. Any agreement related to the Plan shall be in writing and shall provide:
(a) that such agreement may be terminated at any time as to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors or by vote of a majority of the outstanding Class A voting securities of the Fund (as defined in the Act), on not more than sixty (60) days' written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

          9. The Plan may be terminated at any time with respect to a Fund, without payment of any penalty, by vote of a majority of the Plan Directors, or by vote of a majority of the outstanding Class A voting securities of the Fund (as defined in the Act).

          10. The Plan may be amended at any time with respect to a Fund by the Company's Board of Directors, provided that (a) any amendment to increase materially the costs which a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding Class A voting securities of the Fund (as defined in the Act), and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 5 hereof

     11. While the Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not interested persons.

          12. The Company shall preserve copies of the Plan, any related agreement and any report made pursuant to paragraph 7 hereof, for a period of not less than six (6) years from the date of the Plan, such agreement or report, as the case may be, the first two (2) years of which shall be in an easily accessible place.

     13. It is understood and expressly stipulated that neither the holders of shares of the Company nor any Director, officer, agent or employees of the Company shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Company only shall be liable.

     IN WITNESS WHEREOF, the Company has adopted this Distribution and Service Plan effective as of the 7th day of December, 1999.

                                                     TANAKA FUNDS, INC.
                                                     By: /s/

                                                     Name: Graham Y. Tanaka

                                                     Title: President